UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒        Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

COMMSCOPE HOLDING COMPANY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Important Information

The following communications relate to the proposed sale by CommScope Holding Company Inc., a Delaware corporation (the “Company” or “CommScope”) of its Connectivity and Cable Solutions (“CCS”) segment to Amphenol Corporation, a Delaware corporation (“Amphenol”), pursuant to the Purchase Agreement, dated as of August 3, 2025, by and between CommScope and Amphenol.

On August 4, 2025, CommScope distributed an email message from the CEO to all employees of CommScope, a copy of which is set forth below and filed herewith pursuant to Rule 14a-12.

Forward Looking Statements

This communication includes certain statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect our current views with respect to future events and financial performance. These forward-looking statements include all statements that are not historical facts, and are generally identified by their use of such terms and phrases as “intend,” “goal,” “estimate,” “expect,” “project,” “projections,” “plans,” “potential,” “anticipate,” “should,” “could,” “designed to,” “foreseeable future,” “believe,” “think,” “scheduled,” “outlook,” “target,” “guidance” and similar expressions, although not all forward-looking statements contain such terms. This list of indicative terms and phrases is not intended to be all-inclusive.

These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; the inability to complete the proposed transaction due to the failure to obtain stockholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; the effect of the announcement of the proposed transaction on the Company’s relationships, operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; exceeding the expected costs of the transaction; our dependence on customers’ capital spending on data, communication and entertainment equipment, which could be negatively impacted by a regional or global economic downturn, among other factors; the potential impact of higher than normal inflation; concentration of sales among a limited number of customers and channel partners; risks associated with our sales through channel partners; changes to the regulatory environment in which we and our customers operate; changes in technology; industry competition and the ability to retain customers through product innovation, introduction, and marketing; changes in cost and availability of key raw materials, components and commodities and the potential effect on customer pricing and timing of delivery of products to customers; risks related to our ability to implement price increases on our products and services; risks associated with our dependence on a limited number of key suppliers for certain raw materials and components; risks related to the successful execution of CommScope NEXT and other cost saving initiatives; potential difficulties in realigning global manufacturing capacity and capabilities among our global manufacturing facilities or those of our contract manufacturers that may affect our ability to meet customer demands for products; possible future restructuring actions; the risk that our manufacturing operations, including our contract manufacturers on which we rely, encounter capacity, production, quality, financial or other difficulties causing difficulty in meeting customer demands; our substantial indebtedness, including our upcoming maturities and evaluation of capital structure alternatives and restrictive debt covenants; our ability to refinance existing indebtedness prior to its maturity or incur additional indebtedness at acceptable interest rates or at all; our ability to generate cash to service our indebtedness; the ability to recognize the expected benefits of the sales of the OWN segment and DAS business unit and Home business (the Transactions), including the expected financial performance of CommScope following the Transactions; the effect of the Transactions on the ability of CommScope to retain and hire key personnel and maintain relationships with its key business partners and customers, and others with whom it does business, or on its operating results and businesses generally; the response of CommScope’s competitors, creditors and other stakeholders to the Transactions; potential litigation relating to the Transactions; our ability to integrate and fully realize anticipated benefits from prior or future divestitures, acquisitions or equity investments; possible future additional impairment charges for fixed or intangible assets, including goodwill; our ability to attract and retain qualified key employees; labor unrest; product quality or performance issues, including those associated with our suppliers or contract manufacturers, and associated warranty claims; our ability to maintain effective management information technology systems and to successfully implement major systems initiatives; cyber-security incidents, including data security breaches, ransomware or computer viruses; the use of open standards; the long-term impact of climate change; significant international operations exposing us to economic risks like variability in foreign exchange rates and inflation, as well as political and other risks, including the impact of wars, regional conflicts and terrorism; our ability to comply with governmental anti-corruption laws and regulations worldwide; the impact of export and import controls and sanctions worldwide on our supply chain and ability to compete in international markets; changes in the laws and policies in the United States affecting trade, including the risk and uncertainty related to tariffs or potential trade wars and potential changes to laws and policies, that may impact our products and costs; the costs of protecting or defending intellectual property; costs and challenges of compliance with domestic and foreign social and environmental laws; the impact of litigation and similar regulatory proceedings in which we are involved or may become involved, including the costs of such litigation; the scope, duration and impact of disease outbreaks and pandemics, such as COVID-19, on our business, including employees, sites, operations, customers, supply chain logistics and the global economy; our stock price volatility; income tax rate variability and ability to recover amounts recorded as deferred tax assets; and other factors beyond our control. These and other factors are discussed in greater detail in our 2024 Annual Report on Form 10-K and may be updated from time to time in our annual reports, quarterly reports, current reports and other filings we make with the Securities and Exchange Commission. Although the information contained in this press release represents our best judgment as of the date of this release based on information currently available and reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made. We are not undertaking any duty or obligation to update this information to reflect developments or information obtained after the date of this press release, except to the extent required by law.

Additional Information about the Proposed Transaction and Where to Find It

This filing may be deemed solicitation material in respect of the proposed sale of the Company’s CCS business to Amphenol. In connection with the proposed transaction, CommScope will file with the SEC and furnish to CommScope’s stockholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed transaction or incorporated by reference in the proxy statement because they will contain important information about the proposed transaction.

Investors will be able to obtain free of charge the proxy statement and other documents filed with the SEC at the SEC’s website at https://www.sec.gov. In addition, the proxy statement and CommScope’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge through CommScope’s website at https://ir.commscope.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

The directors, executive officers and certain other members of management and employees of CommScope may be deemed “participants” in the solicitation of proxies from stockholders of CommScope in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of CommScope in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on February 26, 2025, and in its definitive proxy statement filed with the SEC on Schedule 14A on March 24, 2025.

Program

Send Date	08-4-25

Subject Line	CommScope to Sell Connectivity and Cable Solutions Segment

From	Chuck Treadway via Corp Comms email

To	All CS employees

Notes

CommScope Team,

I am pleased to share that this morning, CommScope announced that we have entered into a definitive agreement to sell our Connectivity and Cable Solutions segment to Amphenol Corporation (NYSE: APH). A copy of the news release can be found here.

This transformational transaction allows CommScope to increase focus and further strengthen the ANS and RUCKUS businesses while it also unlocks equity value and returns cash to our shareholders. At the same time, Amphenol is a great fit for the CCS business. Amphenol is well-known and respected in the industry, and we believe the CCS business will continue to grow and be successful under its ownership.

The transaction, which is subject to customary closing conditions, including receipt of required regulatory approvals and shareholder approval, is expected to be completed in the first half of 2026. There is much work ahead, but we are committed to setting the business up for a successful transition.

I know all of you will have many questions. I will hold a company-wide all-hands call at 11 am Eastern time. In addition, my leadership team will hold brief all-hands calls with their respective teams. During these calls, additional information will be shared. Please know, we are committed to providing you with timely information and supporting you and the business throughout the transition.

We’ll be communicating directly with our customers, partners, and suppliers about changes that may affect them. We must speak in a consistent voice, so if you receive media or investor inquiries, please refer them to our Communications and Investor Relations teams, respectively.

Today, we also announced outstanding second quarter 2025 earnings, which I’m very pleased to say showed year-over-year growth across all segments. We reported net sales of $1.39 billion, a year-over-year increase of 31.7%, and adjusted EBITDA of $338 million, a year-over-year increase of 79%. These strong improvements mark the fifth consecutive quarter of growth.

We are well positioned for future growth and are raising our 2025 adjusted EBITDA guideposts to $1.15 to $1.20 billion.

In the second quarter, all our business segments performed well. Both ANS and RUCKUS had very strong second quarters and are well positioned for continued performance and growth.

•	CCS reported net sales of $875 million, an increase of 20% compared to the prior year, and adjusted EBITDA of $211 million, a 23% increase year-over-year.

The positive results for CCS were driven primarily by strength in the Data Center business.

•	RUCKUS reported net sales of $190 million, an increase of 46.5% year-over-year, and adjusted EBITDA for RUCKUS was up $51 million versus Q2 of 2024.

The positive results for RUCKUS were driven primarily by increased demand and an improved channel inventory position.

•	ANS reported net sales of $322 million, an increase of 65% compared to the prior year, and adjusted EBITDA of $80 million, an increase of 132% year-over-year.

The significant growth for ANS was primarily driven by increases in Access Technologies and Broadband Network Solutions.

We will hold our earnings conference call today at 4:30 pm Eastern time, during which additional details of our Q2 2025 results will be shared. The live, listen-only audio of the call will be available through a link on the Events and Presentations page of CommScope’s Investor Relations website.

Finally, I want to thank Koen ter Linde for his leadership of CCS. I have no doubt you will continue to be a good steward of this business.

Sincerely,